Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 28, 2024, with respect to the consolidated financial statements of GRI Bio, Inc. for the years ended December 31, 2023 and 2022, in its Registration Statement on Form S-8 pertaining to the registration of 361,474 shares of common stock as described in the prospectus.

/s/ Sadler, Gibb & Associates, LLC
Draper, UT
January 6, 2025